Exhibit 99.1

Schedule A

Sales of Shares of Class A Common Stock in Past 60 Days

Date	Number of Shares	Weighted Average Sales Price	Low Price	High Price
05/05/2026	1,200	$168.53	$168.04	$169.03
05/05/2026	1,200	$169.76	$169.26	$170.20
05/05/2026	3,701	$170.90	$170.41	$171.40
05/05/2026	7,249	$171.90	$171.41	$172.39
05/05/2026	1,850	$172.82	$172.41	$173.35
05/05/2026	1,700	$173.78	$173.47	$174.21
05/05/2026	700	$174.72	$174.48	$175.06
05/05/2026	300	$175.92	$175.81	$176.15
05/05/2026	100	$176.81	$176.81	$176.81

04/15/2026	500	$156.41	$155.89	$156.77
04/15/2026	2,595	$157.41	$156.98	$157.97
04/15/2026	11,605	$158.48	$158.01	$159.00
04/15/2026	3,300	$159.21	$159.03	$159.47

03/31/2026	700	$126.40	$125.73	$126.66
03/31/2026	400	$127.44	$127.02	$127.79
03/31/2026	1,700	$128.57	$128.11	$129.09
03/31/2026	900	$129.40	$129.14	$129.64
03/31/2026	897	$130.94	$130.28	$131.27
03/31/2026	2,103	$131.64	$131.30	$132.18
03/31/2026	3,848	$134.16	$133.60	$134.59
03/31/2026	7,452	$134.84	$134.60	$135.52

03/13/2026	11,100	$132.01	$131.38	$132.37
03/13/2026	3,000	$132.72	$132.38	$133.35
03/13/2026	900	$134.29	$133.70	$134.62
03/13/2026	1,600	$135.26	$134.76	$135.75
03/13/2026	1,400	$136.20	$135.80	$136.57

The Reporting Person undertakes to provide to the Issuer, any security of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares of Class A Common Stock sold at each separate price within the ranges set forth herein.